UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2008
SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-33784 (Commission File Number)	20-8084793 (I.R.S. Employer Identification No.)

1601 N.W. Expressway, Suite 1600 Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73118 (Zip Code)
Registrant’s Telephone Number, including Area Code: (405) 753-5500
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 11, 2008, SandRidge Energy, Inc. (the “Company”) adopted the Executive Nonqualified Excess Plan (the “Plan”), which amends and restates the Executive Nonqualified Excess Plan previously adopted by the Company on January 4, 2007. The Plan has been amended and restated to conform to the requirements of Section 409A of the Internal Revenue Code, as amended, and to provide for matching Company contributions in Company stock, consistent with the Company’s previously announced intentions. The Plan will continue to be administered by the Employee Benefits and Compensation Committee (the “Committee”) of the Company, as designated by the Board of Directors. Each highly compensated or management employee of the Company or other participating employer under the Plan that has been designated by the Committee as eligible to participate in the Plan may participate in the Plan (each, a “Participant” and collectively, the “Participants”).
     The purpose of the Plan is to give Participants the opportunity to defer payment of a portion of their respective base salaries and performance bonuses. The Plan is also intended to provide the Participants with the benefits they would otherwise receive under the SandRidge Energy, Inc. 401(k) Plan were it not for certain limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”).
     The Plan is an unfunded, nonqualified deferred compensation plan that allows each Participant to defer a percentage of his or her compensation not to exceed 75% (“Participant Deferral Credits”) to a deferred compensation account established for that Participant (the “Deferred Compensation Account”). The portion of a Participant’s Deferred Compensation Account attributable to Participant Deferral Credits will be credited with an investment return determined as if the account were invested in one or more investment funds made available by the Committee and chosen by the Participant.
     The Plan also provides that the Company will match Participant contributions with credits to that Participant’s Deferred Compensation Account in accordance with a formula established by the Plan (“Employer Credits”). The amount of Employer Credits that a Participant can receive each year pursuant to the Plan is 15% of the Participant’s eligible compensation minus such Participant’s “eligible 401(k) compensation;” provided, however, that the Employer Credits cannot exceed the Participant’s Deferral Credits for the applicable Plan year.
     All Employer Credits contributed under the Plan are deemed to be invested solely in the Company’s common stock. Participants are not allowed to diversify the portion of his or her Deferred Compensation Account attributable to Employer Credits.
     In order to be eligible to receive any Employer Credits in a given Plan year, a Participant must be employed on the last day of such Plan year. In the event the Participant has terminated employment on or before the last day of the Plan year, any Employer Credits allocated to the Participant’s Deferred Compensation Account for such Plan year shall be forfeited. Employer Credits are also subject to the following vesting schedule:

Years of Service	Vested Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4	100%
     Any Employer Credits in a Participant’s Deferred Compensation Account that are not fully vested upon the Participant’s separation from service with the Company shall be forfeited. Notwithstanding the foregoing, a Participant will become immediately vested in all Employer Credits upon (i) attaining age 60, (ii) death, (iii) disability, or (iv) a change of control (as defined in the Plan) of the Company.
     Subject to the limitations of Section 409A under the Code, distributions of a Participant’s Deferred Compensation Account balance will be made upon the earlier to occur of (i) a Participant’s separation from service with the Company, (ii) a Participant’s disability, (iii) a Participant’s death, or (iv) a change of control of the Company. The portion of a Participant’s Deferred Compensation Account balance attributable to Participant Deferral Credits will be paid in cash. The portion of a Participant’s Deferred Compensation Account balance attributable to Employer Credits will paid through the issuance of shares of the Company’s common stock.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
     10.1     Executive Nonqualified Excess Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC. (Registrant)
Date: July 15, 2008	By:	/s/ Dirk M. Van Doren
Dirk M. Van Doren
Executive Vice President and Chief Financial Officer

Exhibit Index

10.1	Executive Nonqualified Excess Plan